EXHIBITS

Computation of per share earnings - Exhibit 11

                                           THREE MONTHS ENDED
                                                MARCH 31,
                                                ---------
                                            1996        1995
                                            ----        ----
Average shares outstanding                683,200     683,200
Average dilutive option shares             28,283      45,015
                                         --------    --------
Total average shares                      711,483     728,215
                                         ========    ========
Net income                               $200,088    $188,623
                                         ========    ========
Earnings per share                       $   0.28    $   0.26
                                         ========    ========


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